Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Broadband Corporation:

We consent to the incorporation by reference in the following registration statements of Liberty Broadband Corporation of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Liberty Broadband Corporation and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Liberty Broadband Corporation.

Our report refers to a change in the method of accounting for leases at the Company’s equity method investee, Charter Communications, Inc.

Our report dated February 26, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states that Liberty Broadband Corporation acquired GCI Liberty, Inc. during 2020, and management excluded from its assessment of the effectiveness of Liberty Broadband Corporation’s internal control over financial reporting as of December 31, 2020, GCI Liberty, Inc.’s internal control over financial reporting associated with total assets of $7,736.7 million and total revenue of $33.7 million included in the consolidated financial statements of Liberty Broadband Corporation and subsidiaries as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of Liberty Broadband Corporation also excluded an evaluation of the internal control over financial reporting of GCI Liberty, Inc.

Description	Registration Statement No.	Description
S-8	333-200436	Liberty Broadband Corporation Transitional Stock Adjustment Plan, as amended
S-8	333-200438	Liberty Broadband Corporation 2014 Omnibus Incentive Plan (Amended and Restated as of March 11, 2015), as amended
S-8	333-233258	Liberty Broadband Corporation 2019 Omnibus Incentive Plan
S-3ASR	333-251569	Registration of shares of Liberty Broadband Corporation’s Series C Common Stock
S-8	333-251570	GCI Liberty, Inc. Transitional Stock Adjustment Plan; GCI 401(k) Plan; GCI Liberty, Inc. 2018 Omnibus Incentive Plan; Liberty Broadband Corporation 2019 Omnibus Incentive Plan, as amended

/s/ KPMG LLP

Denver, Colorado
February 26, 2021